THE TAIWAN FUND, INC. REVIEW
February 2006

HSBC Investment (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review

Market review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 1.0% in U.S. dollar terms in February, trading within the 6,530-6,720 range since the market reopened after the Chinese New Year holidays. Both local institutions and proprietary traders were net sellers and net sold NT$13.2 billion and NT$4.4 billion, respectively. Foreign investors remained net buyers and net bought NT$66.0 billion. On the economic front, gross domestic product (“GDP”) growth for the fourth quarter of 2005 was +6.4% year on year (yoy), higher than market expectation mainly driven by the trade front. Export of goods and services grew by 15.2% while imports grew by 0.8% yoy. Domestic demand was weaker than expected with fixed asset investment dropping 11.8% yoy which was partly due to a high base last year. Private consumption growth also slowed to +2.8% from +3.7% in the third quarter of 2005. 2005 GDP growth stood at +4.1% yoy, higher than market’s forecast. Taiwan government also raised the 2006 GDP growth forecast to +4.3%. In January, Taiwan’s Leading Index and Coincident Index rose 0.1% yoy and 0.9% yoy, respectively. The Leading Index has risen three months in a row. Given increasing funds and strong foreign demand, we expect the Leading Index to continue to trend upward in the near term. On the political front, as expected, President Chen announced that the National Unification Council will cease to function, which caused jitters to the market because of concern of political stability across the strait. In terms of sector performance, steel (+10.0%) and financial (+4.7%) outperformed other sectors in February. On the other hand, technology (-0.9%) and plastics (-2.0%) were underperformers in February due to investors’ profit-taking activities caused by industry outlook noises and political threats to cross-strait stability.
Fund Performance Review:
The Fund underperformed its benchmark by 2.7% in February. The overweight position in the Integrated Circuit (“IC”) design sector and the underweight position in the foundry sector contributed positively. The overweight positions in the packaging testing sector and the Printed Circuit Board (“PCB”) substrate sector negatively contributed to the performance.
Investment Strategy:
The current market valuation of approximately 12 times price-to-earnings ratio is still attractive, given the positive earnings growth momentum in 2006. Despite the historically slow season in the first quarter of each year, many companies’ sales have already picked up since March and they have enjoyed good order visibility. The first quarter of 2006 could be the bottom of the year for many companies. The earnings momentum should trend up in the second quarter for these companies. We consider issues like politics and the new tax package and currency effect insignificant, when technology growth momentum has been strong. We anticipate that companies in several sectors will continue to deliver stronger than expected sales momentum and enjoy good earnings in 2006. We plan to remain moderately aggressive in our investment strategy considering the positive earnings growth momentum of technology sector in 2006, especially Liquid Crystal Display (“LCD”) panel, packaging, consumer electronics and IC design sectors. Those sectors may benefit from strong global consumer demand for products such as laptops, handsets, LCD TVs, MP3 players, and game consoles. Within the technology sector, we plan to underweight the PC sector, as the second quarter historically is the slow season. For non-tech sectors, we plan to remain underweight in the industrial cyclical sectors, such as petrochemical, paper and textile, based on the assumption of downtrend of these sectors in the coming year. The banking sector will remain underweight as the cash card issue and the planned bankruptcy law issue continues to depress share price performance.
Total Fund Sector Allocation

As of 02/28/06	% of	% of
	Total Fund	TAIEX

PC & Peripherals	18.0	17.03
Semiconductor Manufacturing	16.9	14.25
IC Design	15.3	3.84
Electronic Components	11.0	2.62
Telecommunication	10.0	11.18
TFT-LCD	7.4	4.85
Financial Services	6.7	17.42
Plastics	4.3	9.70
Iron & Steel	2.6	2.78
Memory IC	1.8	1.47
Automobile	0.6	1.20
Electric & Machinery	0.5	1.13
Tourism	0.0	0.24
Electronics	0.0	1.78
Wholesale & Retail	0.0	0.77
Glass & Ceramics	0.0	0.30
Cement	0.0	0.00
Textiles	0.0	1.37
Rubber	0.0	0.50
Transportation	0.0	2.13
Elec. Appliance & Cable	0.0	0.47
Computer Service and Software	0.0	0.00
Foods	0.0	0.70
Others	0.0	1.67
Construction	0.0	0.99
Chemicals	0.0	1.29
Paper & Pulp	0.0	0.32
Biotech	0.0	0.00
Securities	0.0	0.00
Total	95.1	100.00
Cash	4.9

Technology	80.4	57.02
Non-Technology	8.0	25.56
Financial	6.7	17.42

Total Net Assets: US$272.79Million
Top 10 Holdings of Total Fund Portfolio

As of 2/28/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	7.22

MediaTek, Inc.	6.06

Taiwan Semiconductor Manufacturing Co.	4.68

Tripod Technology Corp.	4.42

Asustek Computer, Inc.	4.26

Siliconware Precision Industries Co.	4.26

Cheng Uei Precision Industry Co. Ltd.	3.86

Au Optronics Corp.	3.73

Catcher Technology Co. Ltd.	3.72

Chi Mei Optoelectronics Corp.	3.65

Total	45.86

NAV: US$16.67 Price: US$16.09 Discount:-3.48%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index
One Month	-3.81	-1.00	-1.00
Fiscal Year to Date (c)	13.31	9.76	10.04
One Year	11.64	1.20	5.27
Three Years	19.31	16.60	20.27
Five years	2.71	2.88	N/A	(d)
Ten Years	2.96	1.49	N/A	(d)
Since Inception	10.11	10.61	N/A	(d)
(a) Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.
(b) Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.
(c) The Fund’s fiscal year commences on September 1.
(d) The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 01/31/06	As of 02/28/06
TAIEX	6532.18	6561.63
% change in NTD terms	-0.25	0.45
% change in USD terms	2.38	-1.00
NTD Daily avg. trading volume (In Billions)	121.79	93.60
USD Daily avg. trading volume (In Billions)	3.81	2.88
NTD Market Capitalization (In Billions)	15738.62	15763.12
USD Market Capitalization (In Billions)	492.12	482.75
FX Rate: (NT$/US$)	31.981	32.451

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Chihhui Lee
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